Exhibit 21

PRESS RELEASE

News Release: EXTENSION OF OFFER FOR FALCONBRIDGE LIMITED

Zug, 7 July 2006

Xstrata plc ("Xstrata") announces an extension of the expiry date for its all-cash offer of C$52.50 per share for all of the outstanding common shares of Falconbridge Limited not already owned by Xstrata from Friday July 7, 2006 to 8pm (Toronto time) on Friday July 21, 2006. All other terms and conditions of Xstrata's offer for Falconbridge described in its offer and offering circular dated May 18, 2006 remain unchanged.

Xstrata will mail a formal notice of extension to all Falconbridge shareholders today.

Falconbridge shareholders with questions or requests for copies of the documents, please call Kingsdale Shareholder Services Inc. at 1-866-639-7993. Banks and brokers should call at 416-867-2272.

ends

Xstrata contacts
Claire Divver		Ernie Lalonde
Telephone	+44 20 7968 2871	National Public Relations
Mobile	+44 7785 964 340	Telephone	+1 416 848 1423
Email	cdivver@xstrata.com	Email	elalonde@national.ca
Michael Oke
Aura Financial
Telephone	+44 20 7321 0033
Mobile	+44 7834 368 299
Email	michael@aura-financial.com